Execution Copy

POLLUTION CONTROL FACILITIES LOAN AGREEMENT

Between

THE POLLUTION CONTROL FINANCING AUTHORITY OF SALEM COUNTY

And

ATLANTIC CITY ELECTRIC COMPANY

relating to

$23,150,000
The Pollution Control Financing Authority of Salem County Pollution Control Revenue Refunding Bonds
(Atlantic City Electric Company Project)
Series 2020

Dated as of June 1, 2020
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TABLE OF CONTENTS

Page
ARTICLE I
REPRESENTATIONS AND FINDINGS

ARTICLE II
USE OF PROCEEDS OF BONDS

ARTICLE III
LOAN AND REPAYMENT

ARTICLE IV
COVENANTS OF THE COMPANY

ARTICLE V
DEFAULTS AND REMEDIES

i
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ARTICLE VI
MISCELLANEOUS

ii
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POLLUTION CONTROL FACILITIES LOAN AGREEMENT

This POLLUTION CONTROL FACILITIES LOAN AGREEMENT dated as of June 1, 2020 (this “Agreement”) is made by and between THE POLLUTION CONTROL FINANCING AUTHORITY OF SALEM COUNTY, a public body corporate and politic and a political subdivision of the State of New Jersey (the “Issuer”), and ATLANTIC CITY ELECTRIC COMPANY, a New Jersey Corporation (the “Company”).

Capitalized terms not otherwise defined herein shall be attributed the meanings set forth in the Indenture (as defined herein).

W I T N E S S E T H:

WHEREAS, the Issuer is a public body corporate and politic and political subdivision of the State of New Jersey (the “State”). Pursuant to the New Jersey Pollution Control Financing Law, constituting Chapter 376 of the Pamphlet Laws of 1973 of the State of New Jersey, approved January 9, 1974, as amended, (the “Act”), the Issuer was created by virtue of a resolution duly adopted by the Board of Chosen Freeholders of the County of Salem, New Jersey, and is authorized and empowered to issue its $23,150,000 Pollution Control Revenue Refunding Bonds (Atlantic City Electric Company Project) Series 2020 (the “Bonds”); and

WHEREAS, under the Act, the Issuer may (i) issue bonds to refund outstanding bonds of the Issuer, the proceeds of which were used to carry out the purposes of the Act, including financing the costs of pollution control facilities undertaken and completed after enactment of the Act when the Issuer finds that such financing is in the public interest and (ii) extend credit or make loans to any person in order to pay or provide for the payment of any project costs of pollution control facilities; and

WHEREAS, the Company has requested the Issuer to undertake the financing of the costs of a project (the “Project”) to refinance the cost of certain air and water pollution control and sewage and solid waste disposal facilities. The Issuer has authorized the issuance of the Bonds for the purpose of refunding its Pollution Control Revenue Refunding Bonds (Atlantic City Electric Company Project) Series 2004A (the “2004A Bonds”) in the aggregate principal amount of $23,150,000; and

WHEREAS, the Issuer authorized the issuance of the 2004A Bonds for the purpose of refunding a like principal amount of the Issuer’s 6.15% Pollution Control Revenue Refunding Bonds of 1994, Series A (Atlantic City Electric Company Project) previously issued to refund obligations previously issued by the Issuer (the “Prior Bonds”) to finance the costs of the acquisition, construction, equipping and installation of certain air and water pollution control and sewage and solid waste disposal facilities (collectively, the “Project Facilities”) installed at the Salem Nuclear Generating Station (the “Salem Station”) and the Hope Creek Nuclear Generating Station (the “Hope Creek Station” and, together with the Salem Station, the “Stations”), both located in Lower Alloways Creek Township, Salem County, New Jersey then owned by Company; and

WHEREAS, on October 18, 2001, the Company sold its undivided ownership interests in the Stations, including the Project Facilities to PSEG Nuclear LLC; and

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WHEREAS, the Bonds are being issued under a Trust Indenture dated as of the date hereof (the “Indenture”) between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”). The Company and the Issuer are entering into this Agreement in order to provide for the issuance of the Bonds to refund the 2004A Bonds and the loan of the proceeds of the Bonds to the Company.

NOW, THEREFORE, the Issuer and the Trustee, in consideration of the mutual covenants and for due and lawful consideration the receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows for the benefit of the other and for the benefit of the holders of the Bonds issued pursuant to this Indenture.

ARTICLE I
REPRESENTATIONS AND FINDINGS

Section 1.01 Confirmation of Pollution Control Facilities. The Issuer hereby confirms its prior determination that substantially all of the Project Facilities constitute “pollution control facilities” for purposes of the Act and air and water pollution control facilities for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), so that interest on the Bonds will not be included in gross income of the holders thereof for federal income tax purposes under the Code (except for holders who are “substantial users” of the Project Facilities or “related persons” as provided in Section 147(a) of the Code).

Section 1.02 Company Representations. The Company represents that:

(a) It is a corporation duly organized and existing in good standing under the laws of the State, with full power and legal right to enter into this Agreement and perform its obligations hereunder. The Company is duly qualified to do business in the State. The making and performance of this Agreement on the Company’s part have been duly authorized by all necessary corporate action.

(b) The financing, acquisition, construction, installation and equipping of the Project Facilities contributes to the prevention, avoidance, reduction, control and abatement of air or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, wastes or heat derived from the operation of the Plants.

(c) The Project Facilities consist of pollution control facilities of the type authorized and permitted by the Act.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation or breach of, or a default under, the Company’s articles of incorporation or by-laws, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its property is bound.

(e) This Agreement and the First Mortgage Bond (as defined below) have been duly authorized, executed and delivered by the Company and each is a valid instrument

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legally binding upon and enforceable against the Company (except as limited by bankruptcy, insolvency or other laws or equitable principles affecting creditors’ rights generally).

(f) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending or, to the knowledge of the Company, threatened, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement.

(g) The Company’s financing and refinancing of the Project Facilities facilitated compliance with federal, state and local laws and regulations governing the control, reduction and abatement of pollution of the environment, and thus (1) protected and enhanced the quality of the natural environment of the State, (2) reduced, abated and prevented environmental pollution in the State through the collection, reduction, treatment and disposal of contaminants deriving from the operation of public utility facilities, and (3) generally protected the health, welfare and safety of the citizens of the State.

(h) The Issuer’s issuance, sale and delivery of the Bonds and its lending of the proceeds thereof to the Company will result in realized savings in the effective costs of the Company’s debt service related to the 2004A Bonds, thereby promoting the purposes of the Act.

(i) All consents, approvals, authorizations, permits or licenses from any federal or state regulatory authority required by the Company have been obtained or will be obtained when required hereunder in connection with the making or performance of this Agreement.

(j) The Project Facilities will promote the public purposes of the Act and will not cause, directly or indirectly, the removal, either in whole or in part, of a plant, facility or establishment from one area of the State to another.

(k) The Project Facilities qualify as “pollution control facilities” for the purposes of the Act, and will promote the public purposes of the Act and the health, safety and general welfare of the people of the State by promoting a healthy environment through the reduction, abatement, and prevention within the State of environmental pollutants.

Section 1.03 Issuer Findings and Representations. The Issuer hereby confirms its findings and represents that:

(a) The financing and refinancing of the facilities comprising the Project
Facilities will promote the public purposes of the Act.

(b) The Issuer has the necessary power under the Act, and has duly taken all action required on its part, to execute and deliver this Agreement, to issue the Bonds and to cause the refunding of the 2004A Bonds. The execution, delivery and performance of this Agreement by the Issuer will not violate or conflict with any instrument to which the Issuer is a party or by which the Issuer or its properties are bound or any law to which the Issuer is subject.

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(c) The Issuer is a public body corporate and politic and political subdivision of the State created under and in accordance with the Act. Under the Act, the Issuer has the power to enter into the Indenture, the Purchase Agreement and this Agreement and to carry out its obligations thereunder and to issue the Bonds to finance the Project Facilities.

(d) The Issuer has authorized, by all necessary corporate action, the execution, delivery and due performance of this Agreement, the Indenture and the Bonds and any and all such other agreements and documents as may be required to be executed and delivered by the Issuer in order to carry out, give effect to and consummate the transactions contemplated by this Agreement, the Indenture and the Bonds. The Issuer has the necessary power under the Act and has duly taken all action required on its part, to execute and deliver this Agreement, the Indenture and to undertake the financing of the Project Facilities and to issue the Bonds. The execution and performance of this Agreement and the Indenture by the Issuer will not violate or conflict with any instrument to which the Issuer is a party or by which the Issuer or its properties are bound or any law to which the Issuer is subject.

(e) Neither this Agreement nor any of the Revenues (as defined in the Indenture) have been pledged or hypothecated in any manner or for any purpose other than as provided in the Indenture as security for the payment of the Bonds.

ARTICLE II
USE OF PROCEEDS OF BONDS

Section 2.01 Project Facilities. The Project Facilities, as described in Schedule A, were heretofore constructed by or on behalf of the Company, and the Company has heretofore conveyed all of its right, title and interest in and to the Project Facilities. The Issuer shall have no title to the Project Facilities.

Section 2.02 Bonds Not to Become Arbitrage Bonds. The Issuer and the Company hereby covenant for the benefit of the holders of the Bonds that, notwithstanding any other provision of this Agreement or any other instrument, they will neither make nor instruct the Trustee to make any investment or other use of moneys from the proceeds of the Bonds which would cause the Bonds to be arbitrage bonds under Section 148 of the Code and the regulations thereunder, including Section 148(f) which requires generally a rebate payment to the United States of arbitrage profit from investment of the proceeds of the Bonds, to the extent that the same are applicable at the time of such investment or use, and that they will comply with the requirements of such Section and regulations throughout the term of the Bonds.

Section 2.03 Restriction on Use of Proceeds of Bonds. The Company hereby covenants that it shall not use or direct the use of moneys from the proceeds of the Bonds in any way, or take any other action or omit to take any action, which would cause the interest on the Bonds (other than the Bonds held by a “substantial user” of the Project Facilities or by a “related person” as such terms are defined in Section 147(a) of the Code) to be includable in gross income of the owners thereof for federal income tax purposes under the Code as in effect on the date the Bonds are issued.

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Section 2.04 Rebate Fund. The Company does not expect to have earnings subject to rebate under the arbitrage rebate requirements of Section 148(f) of the Code. Notwithstanding the foregoing, the Company hereby covenants to comply with the applicable federal requirements under the Code for rebate to the United States Treasury Department of certain profits, if any, from investment of proceeds of the Bonds.

ARTICLE III
LOAN AND REPAYMENT

Section 3.01 Amount and Source of Loan. Concurrently with the delivery of the Bonds, the Issuer will, upon the terms and conditions of this Agreement, lend to the Company, by deposit of the proceeds thereof in accordance with the provisions of the Indenture, an amount equal to the aggregate principal amount of the Bonds. To the extent that accrued interest on the Bonds is received by the Issuer upon the sale of the Bonds and is deposited into the Bond Fund established under the Indenture, such accrued interest shall be applied to the first interest payment due on the Bonds with a corresponding credit on the amounts otherwise due under the First Mortgage Bond (hereinafter defined).

Section 3.02 Repayment of Loan.

(a) The Company agrees to repay the loan made by the Issuer under Section
3.01 in installments which, as to amount, shall correspond to the payments of principal due on the Bonds and, if applicable, any redemption price, and which as to interest, shall accrue interest at the rate or rates, in the interest rate modes and at the times payable on the Bonds, when such principal, redemption price, if applicable, or interest is due in accordance with the terms of the Indenture; provided that such amount shall be reduced to the extent that other moneys on deposit with the Trustee are available for such purpose, and a credit in respect thereof has been granted pursuant to the Indenture. All such repayments made by the Company pursuant to this Agreement shall be made in funds that will be available to the Trustee no later than the corresponding principal or applicable redemption price or interest payment date on the Bonds. To evidence its obligation to pay such amounts, the Company will deliver its First Mortgage Bond, as described under Section 3.03.

(b) To the extent that on the applicable Purchase Date moneys on deposit in the Remarketing Proceeds Account and the Liquidity Facility Account of the Purchase Fund established under Section 3.03 of the Indenture are insufficient to pay the full purchase price of Bonds to be purchased pursuant to Section 3.01 of the Indenture, the Company shall pay to the Trustee for deposit in the Company Purchase Account of the Purchase Fund established under Section 3.03 of the Indenture amounts sufficient to cover the shortfall.

Section 3.03 The First Mortgage Bond. Concurrently with the issuance by the Issuer of the Bonds, the Company will execute and deliver to the Trustee its $23,150,000 First Mortgage Bond (The Pollution Control Financing Authority of Salem County) 2020 Series (the “First Mortgage Bond”), substantially in the form, attached hereto as Schedule B.

Section 3.04 Redemption of Bonds. The Issuer will redeem any or all of the Bonds or portions thereof upon the occurrence of an event which gives rise to redemption specified in the

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Indenture and in accordance with the provisions thereof. Upon any such redemption, the Company shall prepay the First Mortgage Bond in full or in part, as and to the extent that all or a portion of the principal amount of the Bonds is then subject to redemption on such redemption date such partial redemption will preserve the exclusion from gross income for federal income tax purposes of interest on the Bonds remaining outstanding after such redemption).

Section 3.05 No Defense or Set-Off. The obligations of the Company to make payments required under Section 3.02 and the First Mortgage Bond shall be absolute and unconditional without defense or set-off by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer, or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial impracticability or frustration of purpose, any loss of the proceeds of the Bonds or on any investment thereof, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.

Section 3.06 Assignment of Issuer’s Rights. As the source of payment for the Bonds, the Issuer will assign to the Trustee all the Issuer’s rights under this Agreement, including its rights to receive the First Mortgage Bond and payments thereunder (except rights under Section 4.02, Section 4.04 and Section 4.05 hereof). The Company consents to such assignment, agrees to deliver the First Mortgage Bond to the Trustee and agrees to perform those covenants in the Indenture which either specifically recite that they are to be performed by the Company or which are otherwise, by their terms or by the assignment in this Section, contemplated to be undertaken by the Company.

ARTICLE IV
COVENANTS OF THE COMPANY

Section 4.01 Existence. So long as the Bonds are outstanding, the Company agrees to maintain its existence and its qualification to do business as a duly organized and subsisting corporation in the State, except that it may dissolve or otherwise dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or entity or permit one or more corporations or entities to consolidate with or merge into it, (i) if the surviving, resulting or transferee corporation or entity, if other than the Company, is solvent and assumes in writing all of the obligations of the Company hereunder and under the First Mortgage Bond and is a corporation or other entity duly organized under the laws of one of the states of the United States of America and is duly qualified to do business in the State and is not a Disqualified Contractor and (ii) immediately thereafter neither the Company nor its successor will be in default under this Agreement or the First Mortgage Bond.

Section 4.02 Payment of Issuer’s Fees and Expenses. The Company agrees to pay to the Issuer (i) an original administrative fee equal to seven and a half basis points multiplied by the aggregate original principal amount of the Bonds upon delivery of the Bonds and (ii) an annual administrative fee equal to four and a half basis points multiplied by the aggregate principal amount of the Bonds outstanding on the date such payment is due (the “Issuer’s Annual Fee”),

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together with all reasonable expenses, including legal and accounting fees and expenses, incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of its functions and duties under this Agreement and the Indenture. The Issuer’s Annual Fee shall be due and payable on the first anniversary of the Closing Date and on each such anniversary thereafter. No refund of the Issuer’s Annual Fee will be made in the event that Bonds mature or are redeemed, accelerated or otherwise paid prior to the end of any 12-month period for which the Issuer’s Annual Fee has been paid.

Section 4.03 Payment of Trustee’s Compensation and Expenses. So long as any of the
Bonds are outstanding, the Company agrees:

(a) to pay to the Trustee, the Registrar and any Paying Agent for all services rendered thereby under the Indenture such compensation as has been agreed upon in writing (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and

(b) except as otherwise expressly provided in the Indenture, to reimburse the Trustee, the Registrar and any Paying Agent upon its request for all reasonable expenses, disbursements and advances incurred or made thereby in the exercise and performance of its rights, powers and duties under the Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), including but not limited to all Ordinary Expenses and Extraordinary Expenses for which it is entitled to be reimbursed, except any such expense, disbursement or advance as may be attributable to its willful misconduct, gross negligence or bad faith.

Section 4.04 Indemnification. The Company will indemnify and hold harmless the Issuer and each member, director, officer, employee, attorney and agent of the Issuer for and against any and all claims, losses, damages or liabilities (including the costs and expenses of defending against any such claims) to which the Issuer or any member, director, officer, employee or agent of the Issuer may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly or indirectly out of (a) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or the First Mortgage Bond or any related document, or arising from any act or failure to act by the Company or any of its agents, contractors, servants, employees or licensees; (b) the authorization, issuance and sale of the Bonds, or the provision of any information or certification furnished in connection therewith concerning the Bonds, the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certification made by the Issuer or for inclusion in, or as a basis for preparation of, the information statements furnished by the Issuer and any information or certification obtained from the Company) to assure the exclusion of the interest on the Bonds from the gross income of the holders thereof for federal income tax purposes; (c) the Company’s failure to comply with any requirements of this Agreement pertaining to compliance with the Code to assure such exclusion of the interest or the provisions set forth in Section 4.07; (d) any failure by the Company to comply with the provisions of the Act; and (e) any claim, action or proceeding brought with respect to any matter set forth in clause (a), (b), (c) or (d) above.

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The Company will indemnify and hold the Trustee and its directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket expenses, incidental expenses, reasonable legal fees and expenses, and the reasonable costs and expenses of defending against any such claim (collectively, “Losses”) that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement, the Bonds, the First Mortgage Bond or the Indenture. In addition to and not in limitation of the immediately preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Trustee’s acceptance, administration or performance of the trust or trusts under this Agreement, the Bonds or the Indenture, or in collecting under the First Mortgage Bond, except in any case as a result of the gross negligence or willful misconduct of the Trustee.

In case any action or proceeding is brought against the Issuer or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless (and then only to the extent) that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense provided, however, that an indemnified party may employ separate counsel at the expense of the Company if in the judgement of such indemnified party (i) a conflict of interest exists by reason of common representation or (ii) there are legal defenses available to such indemnified party that are different from or are in addition to those available to the Company or if all parties commonly represented do not agree as to the action (or inaction) of counsel. The Issuer or the Trustee, as the case may be, will cooperate with the Company, at the Company’s expense, with respect to its assumption of the defense of any such action or proceeding, and will take such reasonable actions as are requested of it by the Company, at the Company’s expense, in connection therewith. Company shall not be liable for any settlement made without its consent, which shall not be unreasonably withheld. The Company shall not approve any settlement involving the Trustee without the Trustee’s prior written consent, which shall not be unreasonably withheld.

The indemnification set forth above is intended to and shall (i) include the indemnification of all affected directors, officers, agents, attorneys and employees of the Issuer and the Trustee (including in its capacities as Registrar and Paying Agent), respectively, and (ii) be enforceable by the Issuer and the Trustee (including in its capacities as Registrar and Paying Agent), respectively, to the full extent permitted by law.

The provisions of this Section 4.04 shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee in accordance with the Indenture for any reason.

Section 4.05 Limitation of Liability of the Issuer. In the event of any default by the Issuer hereunder, under the Indenture or otherwise, the liability of the Issuer to the Company shall be

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enforceable only out of its interest under this Agreement and there shall be no other recourse by the Company against the Issuer, its members, officers, agents and employees, past, present or future, or any of the property now or hereafter owned by it or them. The Bonds shall not be a debt or liability of the State and shall not create or constitute any indebtedness, liability or obligation of the State. The Issuer shall be obligated to pay the principal of or the interest on the Bonds only from the Revenues. Neither the State nor any political subdivisions are obligated to pay the principal of or interest on the Bonds, and neither the faith and credit nor the taxing power of the State nor any political subdivision thereof is pledged to the payment of the principal of or the interest on the Bonds. It is expressly understood that the Issuer shall not otherwise be obligated and that none of its members, officers, agents and employees, past, present or future, shall be in any way obligated for any costs, expenses, fees or other obligations or liabilities incurred or imposed in connection with the Project Facilities. The Issuer makes no warranty or representation, express or implied, as to title, condition, design, quality, durability, merchantability or fitness for use or purpose of the Project Facilities or the suitability of the Project Facilities for the purposes specified in this Agreement or for any other Company purposes or needs.

Section 4.06 Reserved.

Section 4.07 Tax Covenants of Company and Issuer. The Company covenants and represents that it will at all times do and perform all acts and things necessary or desirable and within its reasonable control in order to assure that interest paid on the Bonds shall not be includable in the gross income of any holder thereof for federal income tax purposes, unless such holder is a “substantial user” of the Project Facilities or a “related person” of such a user within the meaning of Section 147(a) of the Code. The Company also covenants and represents that it shall not take or omit to take, or permit to be taken on its behalf, any actions which, if taken or omitted, would adversely affect the excludability from the gross income of the holder of interest paid on the Bonds for federal income tax purposes. The Issuer and the Company mutually covenant for the benefit of the Bondholders that they will not use the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof or any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) in a manner which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code.

Section 4.08 Further Tax Covenants of Company. The Company further represents and covenants as follows:

(a) Action to Maintain Tax-Exempt Status. The Company will take such actions as shall be necessary or desirable, from time to time and within its reasonable control, to cause all of the representations and warranties in this Section to remain true and correct during such periods as shall be necessary to maintain the exclusion of interest paid on the Bonds from the gross income of the holders thereof for federal income tax purposes (other than a holder who is a “substantial user” of the Project Facilities or a “related person” as those terms are used in Section 147(a) of the Code), pursuant to the requirements of the Code.

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(b) Operation as Solid Waste Disposal Facilities. As long as the Company (or its lessee or transferee) is required to operate or cause to be operated the Project Facilities under Section 2.01, the Company (or its lessee or transferee) shall operate or cause to be operated the Project Facilities as “solid waste disposal facilities” within the meaning of Section 142(a)(6) of the Code.

(c) Ninety-five Percent Capital Costs Test. The Company spent not less than
95% of the net proceeds of the Prior Bonds (taking into account for this purpose the expenditure of proceeds of the Prior Bonds) for capital costs of property of a character subject to allowance for depreciation under Section 167 of the Code and constituting “solid waste disposal facilities” for purposes of Section 142(a)(6) of the Code.

(d) Land Acquisition Limitation. The Company did not use, directly or indirectly, 25% or more of the net proceeds of the Prior Bonds for the acquisition of land or an interest therein.

(e) Existing Facility and Rehabilitation Limitations. The Company did not use any proceeds of the Prior Bonds to acquire any property of which the Company would not be the first user.

(f) Limitation on Financing Certain Facilities. The Company did not use more than 25% of the net proceeds of the Prior Bonds to provide any portion of the Project Facilities the primary purpose of which was to provide retail food or beverage services (exclusive of grocery stores), automobile sales or services, or the provision of recreation or entertainment.

(g) Prohibition on Financing Certain Facilities. The Company did not use any portion of the proceeds of the Prior Bonds to provide any portion of the Project Facilities to be used for a private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility or racetrack. The Company did not use any proceeds of the Prior Bonds to provide any airplane, any sky box or other private luxury box, any health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

At no time will any funds constituting gross proceeds of the Bonds be used to acquire investments at other than fair market value within the meaning of the applicable Treasury Regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code. Investments or deposits in certificates of deposit or pursuant to investment contracts shall not be made without compliance, at or prior to such investment or deposit, with the requirements of Treasury Regulations Section 1.148-5(d)(6)(ii) and (iii), respectively, or with any successor provisions thereto.

The terms “proceeds”, “gross proceeds”, and “higher yielding investments” have the meanings assigned to them for purposes of Section 148 of the Code.

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(h) Notice. The Company shall provide a written statement signed by its Authorized Representative to the Issuer and the Trustee reasonably promptly upon the Company’s becoming aware of a violation of any of the covenants set forth in this Section
4.08, setting forth in detail the facts, nature and scope of such violation.

(i) Arbitrage Rebate. As required by Section 2.04, the Company will pay to or for the account of the Issuer all amounts needed to comply with the requirements of Section 148 of the Code, concerning arbitrage bonds, including Section 148(f), which requires generally a rebate payment to the United States of America of arbitrage profit from investment of the proceeds of the Bonds in obligations other than tax-exempt obligations. The obligation of the Company to make such payments is unconditional and is not limited to funds representing the proceeds of the Bonds or income from the investment thereof or any other particular source.

Section 4.09 Deficiencies in Revenues. If for any reason, including the Company being required to withhold or pay any tax imposed by reason of its obligations evidenced by the First Mortgage Bond, amounts paid to the Trustee by the Company on the First Mortgage Bond would not be sufficient to make the payments of the principal of, premium, if any, and interest on the Bonds when such payments become due, the Company will pay the amounts required from time to time to make up any such deficiency.

ARTICLE V
DEFAULTS AND REMEDIES

Section 5.01 Events of Default. The occurrence and continuation of one or more of the following shall constitute an Event of Default under this Agreement:

(a) default in the payment of any installment of principal or redemption price in respect of the First Mortgage Bond as and when the same shall become due and payable; or

(b) if payment of any interest on the First Mortgage Bond is not made within five days of when it becomes due and payable; or

(c) failure on the part of the Company duly to perform any other of the covenants on the part of the Company contained in this Agreement or the Mortgage for a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee; provided that, to the extent permitted by this Agreement, the Mortgage and the Indenture, if the prepayment of amounts due under Section 3.02 is made and an extraordinary mandatory redemption of the Bonds is effected as required under the Indenture, a failure by the Company to observe a covenant, agreement or representation in the Agreement, which failure is determined to have resulted in the interest on the Bonds becoming includable for federal income tax purposes in the gross income of any holder of such Bonds, shall not, in and of itself, constitute an “event of default” hereunder or under the Indenture; or

(d) if the Company shall

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(i) admit in writing its inability to pay its debts generally as they become due, or

(ii) file a petition in bankruptcy to be adjudicated a voluntary bankrupt or file a similar petition under any insolvency act, or

(iii) make an assignment for the benefit of its creditors, or

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v) if the Company shall file a petition or answer seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or

(e) if the Company shall, on a petition in bankruptcy filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the Company, a receiver or trustee of the Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such adjudication, order or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof; or

(f) acceleration of maturity of the Bonds under Section 7.03 of the Indenture, which acceleration shall not have been rescinded under Section 7.03 of the Indenture, then and in each and every such case and during the continuance thereof, the Trustee, by notice in writing to the Company, may declare the unpaid balance due under Section 3.02 hereof to be due and payable immediately if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Agreement, the Mortgage or the First Mortgage Bond to the contrary notwithstanding.

Section 5.02 Acceleration. The Company covenants that, in case default shall be made in the payment of any installment of principal, prepayment price or interest in respect of the First Mortgage Bond or under Section 3.02 hereof, whether at maturity or by acceleration or otherwise, then, upon demand of the Issuer or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under Section 3.02 and the First Mortgage Bond for principal, prepayment price and/or interest with interest on the overdue principal and prepayment price, and (to the extent enforceable under applicable law) on the overdue installments of interest at the rate or rates evidenced by such Section 3.02 and the First Mortgage Bond; and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorney and counsel, and any expenses or liabilities incurred by the Trustee other than through its gross negligence or bad faith.

Section 5.03 Specific Performance. In addition to all other rights of the Issuer granted herein, in the First Mortgage Bond or otherwise by law, the Issuer shall have the right to

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specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement or under the First Mortgage Bond and may take any actions at law or in equity to collect any payments due or to obtain other remedies.

Section 5.04 Other Available Remedies. In case the Company shall fail forthwith to pay amounts due under Section 3.02 or the First Mortgage Bond upon such demand, the Trustee shall be entitled and empowered to pursue any and all available remedies and institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable. Notwithstanding the foregoing, the Trustee shall in no event have any responsibility, obligation or duty to enter upon, or otherwise take possession or control of, the Project Facilities, or take any other action that could constitute taking possession or control of the Project Facilities.

In case the Trustee shall have proceeded to enforce any right under this Agreement or the Mortgage and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.

Section 5.05 Bankruptcy Intervention and Filing Proofs of Claim. In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the U.S. Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by the intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the First Mortgage Bond and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

Section 5.06 Remedies Not Exclusive. No remedy herein conferred is intended to be exclusive of any other available remedy or remedies.

Section 5.07 Payment of Issuer Expenses of Collection. If the Company shall default under any provisions of this Agreement or in any payment under the First Mortgage Bond and the Issuer shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observation of any obligation or agreement on the part of the Company contained herein, the Company will, on demand therefor, reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.

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Section 5.08 Limitation on Recourse Against Officers, Directors and Stockholders. No recourse shall be had for the payment due under Section 3.02 or the First Mortgage Bond, or for any claim based on this Agreement or the First Mortgage Bond, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

ARTICLE VI
MISCELLANEOUS

Section 6.01 Notices. Notices hereunder shall be given in writing and shall be deemed to have been duly given (a) as of the same day if delivered personally or by Electronic Means; or (b) as of the next business day if sent by nationally recognized express courier service or express mail, addressed as follows:

The Issuer: The Pollution Control Financing Authority of Salem County
P.O. Box 375
Salem, New Jersey 08079
Attention: Chairman

The Company: Atlantic City Electric Company
10 South Dearborn Street – 52nd Floor
P.O. Box 805398
Chicago, IL 60680-5398
Attention: Treasurer & Assistant Treasurer

With a copy to:

Atlantic City Electric Company
701 Ninth Street, NW Washington, DC 20068
Attention: Assistant General Counsel & Assistant Secretary

The Trustee: The Bank of New York Mellon
385 Rifle Camp Road, Third Floor
Woodland Park, New Jersey 07424
Attention: Corporate Trust Administration

or such other addresses as may be filed in writing with the parties to this Agreement.

Section 6.02 Assignment. Except as otherwise provided in this Section 6.02, the Company shall not assign this Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled: (i) the assignee assumes in writing all of the obligations of the Company hereunder; (ii) the assignee provides the Trustee with an opinion of Counsel satisfactory to the Trustee to the effect that neither the validity nor the enforceability of this

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Agreement shall be adversely affected by such assignment; (iii) the Project Facilities shall continue in the opinion of Bond Counsel to be a “project” as such term is defined in the Act after such assignment; (iv) such assignment shall not, in the opinion of Bond Counsel, have an adverse effect on the exclusion from gross income for federal income tax purposes of interest on the Bonds; (v) the assignee shall not be a Disqualified Contractor and shall provide a written certification to such effect to the Trustee and the Issuer; and (vi) if the assignee is other than an affiliate of the Company, consent by the Issuer, which consent shall not be unreasonably withheld. Subject to the foregoing, the terms “Authority,” “Company,” “Trustee” and “Underwriter” shall, where the context requires, include the respective successors and assigns of such persons.

Section 6.03 Illegal, Etc. Provisions Disregarded. In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.

Section 6.04 Applicable Law. This Agreement shall be governed by, and interpreted under, the laws of the State, without regard to conflict of law principles.

Section 6.05 Amendments. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto and, if such amendment occurs after the issuance of the Bonds, in accordance with the terms of the Indenture.

Section 6.06 Term of Agreement. This Agreement shall become effective upon its delivery and shall continue in effect until all Bonds have been paid in full or provision for such payment has been made in accordance with the Indenture.

Section 6.07 Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

Section 6.08 Further Assurances. Each of the Company and the Issuer will do all acts and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments and documents, as may be necessary, desirable or expedient to more fully effectuate and carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

Section 6.09 Concerning the Trustee. The rights, privileges, protections, immunities and benefits given to the Trustee under the Indenture are hereby incorporated herein, and shall be enforceable by the Trustee hereunder, as if set forth herein in full.

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IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

[SEAL]	THE POLLUTION CONTROL FINANCING
AUTHORITY OF SALEM COUNTY

Attest:	By:
Name:
Title:

Witness

ATLANTIC CITY ELECTRIC COMPANY
By:
Name:
Title:

[SEAL]

Attest:

(Assistant) Secretary

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SCHEDULE A

DESCRIPTION OF PROJECT FACILITIES

The Project Facilities consist of the 5% undivided interest previously owned by the Company in various systems, equipment and facilities to abate or control air and water pollution and/or to dispose of solid waste at the Hope Creek Generating Station and the 7.41% undivided interest previously owned by the Company in various systems, equipment and facilities to abate or control air and water pollution and/or to dispose of solid waste at the Salem Generating Station.

Hope Creek Generating Station Project Facilities

Such systems and facilities at the Hope Creek Generating Station consist of the following:

1. Liquid Radwaste System

(a) Equipment Drain Processing Subsystem

(b) Floor Drain Processing Subsystem

(c) Radwaste Demineralizer Regeneration Subsystem

(d) Regenerant Waste Processing Subsystem (e) Chemical Waste Processing Subsystem (f) Detergent Waste Processing Subsystem
2. Gaseous Radwaste System

(a) Offgas System

(b) Filtered Building Vent Systems

3. Solid Radwaste System

(a) Spent Fuel Storage Facility

(b) Wet Solid Waste Processing Subsystem

(c) Dry Solid Waste Processing Subsystem

4. Decontamination Facility

5. Radwaste Laundry

6. Condensate and Radwaste Demineralizers Resin Regeneration System

7. Radwaste Building

8. Oily Waste Treatment System

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9. Waste Holding Pond Improvements

10. Makeup Demineralizer Waste Treatment System

11. Intake Structure Debris Holding

12. Shielding

13. A hyperbolic, reinforced concrete, natural draft, cooling tower of counterflow type, together with ancillary piping and equipment and various related other systems under the National Pollutant Discharge Elimination System

14. An extended aeration sewage treatment plant

Salem Generating Station Project Facilities

Such waste treatment systems and facilities at the Salem Station consist of the following:

1. Spent Fuel Storage Facilities, including buildings, storage pools, cooling systems, accessory mechanical, electrical and control systems, structural supports and related facilities used for on-site storage and handling of spent nuclear fuel

2. Non-radioactive Solid Waste Handling Facilities, including screen wash debris handling and collection equipment, materials handling facilities, auxiliaries, electrical and control systems, structural supports and enclosures

3. Resin Regeneration Facility, including tanks, pumps, piping and valves associated with spent resin handling, associated acid and caustic systems, chemical waste/neutralization pumps, associated mechanical, electrical and control systems, structural supports and enclosures

4. Sanitary Sewage Facility, including drain piping, pumps, lift stations, ejectors, sewage treatment plant and associated mechanical, electrical and control auxiliaries (including some upgrades)

5. Solid Radwaste Facility, including systems for dry active waste disposal, sludge disposal and spent resin disposal. These systems include boilers, compactors, containers, cranes, hoists, piping, pumps, tanks and associated electrical auxiliaries, accessory mechanical auxiliaries, electrical and control systems, shielding, structural supports and enclosures (including some upgrades)

6. Auxiliary Building, enclosing systems and equipment associated with the Spent Fuel
Storage Facility and Solid Radwaste Facility

7. Spent Fuel Upgrades, including high density storage racks, HVAC improvements and service water system modifications

8. Low Level Radwaste Interim Storage Facility, including storage structure, materials handling equipment, site improvements, monitor, and auxiliaries

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SCHEDULE B

[FORM OF FIRST MORTGAGE BOND]

No. R-1	$23,150,000.00

ATLANTIC CITY ELECTRIC COMPANY
FIRST MORTGAGE BOND
The Pollution Control Financing Authority of Salem County) 2020 Series

ATLANTIC CITY ELECTRIC COMPANY, a corporation of the State of New Jersey (hereinafter called the “Company”), for value received, hereby promises to pay to THE BANK OF NEW YORK MELLON, as trustee (the “Indenture Trustee”) under the Indenture dated as of the date hereof between the Pollution Control Financing Authority of Salem County and the Indenture Trustee , the principal sum of TWENTY-THREE MILLION ONE HUNDRED FIFTY- THOUSAND DOLLARS ($23,150,000) on June 1, 2029, at the office or agency of the Company in the Borough of Manhattan, The City of New York in lawful money of the United States of America, and to pay interest thereon in accordance with terms and conditions of the Pollution Control Facilities Loan Agreement dated as of the date hereof between the Company and the Pollution Control Financing Authority of Salem County (the “Loan Agreement”) , until the Company’s obligation with respect to the payment of such principal shall have been discharged..

This bond shall not become valid or obligatory for any purpose until The Bank of New York Mellon, the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.

Reference is made to the further provisions of this bond set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, ATLANTIC CITY ELECTRIC COMPANY has caused this bond to be executed in its name by the signature or a facsimile thereof of its President or one of its Vice Presidents and its corporate seal, or a facsimile thereof, to be impressed or imprinted hereon and attested by the signature, or a facsimile thereof, of its Secretary or one of its Assistant Secretaries.

Dated,	ATLANTIC CITY ELECTRIC COMPANY
By:
Wendy E. Stark, SVP, Legal and
Regulatory Strategy, and General Counsel

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Attest:

_________________________
Brian Buck, Assistant Secretary

This bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its “First Mortgage Bond (The Pollution Control Financing Authority of Salem County) 2020 Series” (hereinafter called “Bonds of 2020 Series”), all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust (herein, together with any indentures supplemental thereto, called the Mortgage), dated January 15, 1937, executed by the Company to THE BANK OF NEW YORK MELLON (ultimate successor to the Irving Trust Company), as Trustee, to which Mortgage reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds in respect thereof, the duties and immunities of the Trustee, and the terms and conditions upon which the bonds are secured. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage and/or of any instruments supplemental thereto may be modified or altered by affirmative vote of the holders of at least seventy-five per centum (75%) in principal amount of the bonds affected by such modification or alteration then outstanding under the Mortgage (excluding bonds disqualified from voting by reason of the Company’s interest therein as provided in the Mortgage); provided that no such modification or alteration shall permit the extension of the maturity of the principal of this bond or the reduction in the rate of interest hereon or any other modification in the terms of payment of such principal or interest without the consent of the holder hereof.

The principal hereof may be declared or may become due prior to the express date of the maturity hereof on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a completed default as in the Mortgage provided or as provided below.

In addition to the events of default set forth in the Mortgage, an event of default with respect to the Bonds of 2020 Series will include the additional events of default described in Section 5.01 of the Pollution Control Facilities Loan Agreement dated as of the date hereof between the Company and the Pollution Control Financing Authority of Salem County (the “Loan Agreement”).

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The Bonds of 2020 Series mature on June 1, 2029, and are issuable only in registered form without coupons in any denomination authorized by the Company. The Bonds of 2020 Series are being issued solely to provide security for the Company’s obligations under the Loan Agreement.

The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment of or on account of principal or (subject to the provisions of the Mortgage) interest hereon and for all other purposes and the Company and the Trustee shall not be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, shareholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, shareholders, officers and directors, as such, being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

TRUSTEE’S AUTHENTICATION CERTIFICATE

This bond is one of the bonds, of the series herein designated, described in the within- mentioned Mortgage.

Dated,		THE BANK OF NEW YORK MELLON, Trustee
By:
Authorized Officer

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